Exhibit 21.1

Subsidiaries of InsWeb Corporation

1.	Strategic Concepts Corporation, a California corporation;

2.	InsWeb Insurance Services, Inc., formerly known as Avatar Insurance Services, Inc., a California corporation; and

 3.             Goldrush Insurance Services, Inc., a California corporation.